EXHIBIT 5

PIERCE ATWOOD	One New Hampshire Avenue Suite 350 Portsmouth, New Hampshire 03801 (603) 433-6300

June 6, 2003

Environmental Power Corporation

One Cate Street, Fourth Floor

Portsmouth, New Hampshire 03801

Re:	2001 Stock Incentive Plan

2002 Director Stock Option Plan

Stock Option Agreement with Robert I. Weisberg dated May 2, 2001

Stock Option Agreement with Robert I. Weisberg dated September 14, 2001

Ladies and Gentlemen:

We have assisted in the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 5,450,000 shares of common stock, $0.01 par value per share (the “Shares”), of Environmental Power Corporation, a Delaware corporation (the “Company”), issuable under (i) the Company’s 2001 Stock Incentive Plan, (ii) the Company’s 2002 Director Option Plan, (iii) the Stock Option Agreement between the Company and Robert I. Weisberg dated as of May 2, 2001, and (iv) the Stock Option Agreement between the Company and Robert I. Weisberg dated as of September 14, 2001 (collectively, the “Plans and Options”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion. In addition, we have examined the Agreement and Plan of Merger, dated June 2, 2003, among the Company (formerly known as EPC Holdings 1, Inc.), Environmental Power Corporation, now known as EPC Corporation (“EPC”), and EPC Merger Sub, Inc., pursuant to which EPC underwent a holding company reorganization pursuant to Section 251(g) of the Delaware General Corporation Law and the Company became the parent of EPC.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action has been taken to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New Hampshire, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Environmental Power Corporation

June 6, 2003

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans and the Options, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    SCOTT E. PUESCHEL

Scott E. Pueschel

Partner